ARTICLES OF INCORPORATION

                                       OF

                             FIN SPORTS U.S.A., INC.

      I, the undersigned, being a natural person more than eighteen (18) years of age, acting as incorporator of the above-named corporation (hereinafter referred to as the "Corporation") under the provisions of the Nevada Business Corporation Act, do hereby adopt the following Articles of Incorporation for such Corporation:

                                     ARTICLE

                                      NAME

              The name of the Corporation hereby created shall be:

                             FIN Sports U.S.A., Inc.

                                   ARTICLE II

                                    DURATION

      The Corporation shall continue in existence perpetually unless sooner dissolved according to law.

                                   ARTICLE III

                                     PURPOSE

      The Corporation is organized for the purpose of:

                  (a) engaging in any and all lawful  purposes,  activities  and pursuits, and the Corporation shall have all the powers allowed or permitted by the laws of the state of Nevada.

                                   ARTICLE IV

                                 CAPITALIZATION

      The corporation is authorized to issue 1,000,000 common shares, all of which shall have a par value of $0.01 per share. Each share shall have equal rights as to voting and in the event of dissolution or liquidation.

                                    ARTICLE V

                          DENIAL OF PRE-EMPTIVE RIGHTS

      No holder of any shares of the Corporation, whether now or hereafter authorized, shall have any pre-emptive or preferential rights to acquire shares or securities of the Corporation.

                                   ARTICLE VI

                                 PAID IN CAPITAL

      The Corporation will not commence business until the consideration of the value of at least $1,000.00 has been received by it as consideration for the issuance of shares.

                                   ARTICLE VII

                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

      The Corporation shall indemnify any and all persons who may serve or who have served at any time as directors or officers or who at the request of the Board of Directors of the Corporation, may serve or any time have served as directors or officers of another corporation in which the Corporation at such time owned or may own shares of stock or of which it was or may be a creditor, and their respective heirs, administrators, successors and upon judgments, counsel fees and amounts paid in settlement (before or after suit is commenced), actually and necessarily by claim, action, suit or proceeding in which they, or any of them, are made parties, or a party, or which may be asserted against them or any of them, by reason of being or have been directors or officers of the Corporation, or of such other corporation, officer of the Corporation, or of such other corporation or former director or officer or person shall be adjudged in any action, suit or proceeding to be liable for his own negligence or misconduct in the performance of his duty. Such indemnification shall be in addition to any other rights to which those indemnified may be entitled under any law, by law, agreement, vote of shareholder or otherwise.

                                  ARTICLE VIII

                       OFFICERS' AND DIRECTORS' CONTRACTS

      No contract or other transaction between this Corporation and any other firm or corporation shall be affected by the fact that a director or officer of this Corporation has an interest in, or is a director or officer of this Corporation or any other corporation. Any officer or director, individually or with others, may be a party to, or may have an interest in, any transaction of this Corporation or any transaction in which this Corporation is a party or has an interest. Each person who is now or may become an officer and director of this Corporation is hereby relieved from liability that he might otherwise obtain in the event such officer or director contracts with this Corporation for the benefit of himself or any firm or other corporation in which he may have an interest, provided each officer or director acts in good faith.

                                   ARTICLE IX

                        ADOPTION AND AMENDMENT OF BYLAWS

      The initial Bylaws of the Corporation shall be adopted by its board of directors. The power to alter or amend or repeal the Bylaws or adopt new Bylaws shall be vested in the board of directors, but the holders of common stock of the Corporation may also alter, amend or repeal the Bylaws or adopt new Bylaws. The Bylaws may contain any provisions for the regulation and management of the affairs of the Corporation not inconsistent with law or these Articles of Incorporation.

                                     ARTICLE

                           REGISTERED OFFICE AND AGENT

      The address of the initial registered office of the Corporation and its initial registered agent at such address is:

                     The Corporation Trust Company of Nevada
                              One East First Street
                               Reno, Nevada 89501

                                   ARTICLE XI

                                    DIRECTORS

      The Corporation shall not have fewer directors than the number of shareholders who own an equity interest in the Corporation. At such time as the Corporation has three (3) or more shareholders, it shall not have less than (3) nor more than nine (9) directors. The permissible number of directors may be increased or decreased from time to time by the board of directors in accordance with Section 78.330 of the Nevada Revised Statutes or any amendment or successor statute. The original name and address of the person who is to serve as director until the first annual meeting of shareholders and until his successor is duly elected and shall qualify is:

                                Herbert M. Holmes
                               c/o Terrel W. Smith
                              136 South Main, #602
                           Salt Lake City, Utah 84101


                                   ARTICLE XII

                                  INCORPORATOR


            The name and address of the incorporator is:

                                Herbert M. Holmes
                               c/o Terrel W. Smith
                              136 South Main, #602
                           Salt Lake City, Utah 84101

            DATED this 19th day of May, 1987.

                              /S/ HERBERT M. HOLMES
                              Herbert M. Holmes

STATE OF UTAH           )
                        : ss.
COUNTY OF SALT LAKE     )

      I, Vicki L. McCollin, a notary public, hereby certifiy that on the 19th day of May, 1987, personally appeared before me Herbert M. Holmes, being by me first duly sworn, who acknowledged to me that he is the person who signed the foregoing document as the incorporator and that the statements contained herein are true.

                              /S/ Vicki L. McCollin
                              N O T A R Y    P U B L I C
                              Residing in /S/ Salt Lake County

My Commission Expires:
/S/      2/6/89